Exhibit 99.4

Amsterdam, 18 May 2011

New World Resources

Publication of Supplementary Prospectus

The following document has been approved by the UK Listing Authority and is available for viewing:

Supplementary Prospectus relating to Combined Prospectus and Offer Document issued by New World Resources N.V. and New World Resources Plc on 11 April 2011

New World Resources Plc has requested that the FSA provide a certificate of approval and a copy of the Supplementary Prospectus to the relevant competent authorities in the Czech Republic and Poland, the Czech National Bank (Česká narodní banka) and the Polish Financial Supervision Commission (Komisja Nadzoru Finansowego), respectively.

To view the full document, please paste the following URL into the address bar of your browser: www.newworldresources.eu

For further information please contact: New World Resources N.V. and New World Resources Plc
Investor Relations	Corporate Communications
Tel: +31 20 570 2270	Tel: +31 65 476 4119
Email: ir@nwrgroup.eu	Email: pmasinova@nwrgroup.eu

Website: www.newworldresources.eu

Further, electronic copies of the Supplementary Prospectus, the Combined Prospectus and Offer Document and a Czech translation of the summary of the Combined Prospectus and Offer Document are available, among others, on the website of New World Resources Group (www.newworldresources.eu), for shareholders of New World Resources N.V. and New World Resources Plc in the Czech Republic at www.csas.cz, www.patria.cz, and www.wood.cz.

You may request hard copies of the Supplementary Prospectus. the Combined Prospectus and Offer Document, a Czech translation of the summary of the Combined Prospectus and Offer Document and/or any information incorporated into these documents by reference to another source by contacting Computershare Investor Services Plc on +44 906 999 0000 (or +44 906 999 0000 if telephoning from outside the UK) between 9.00 a.m. and 5.00 p.m. (London time) Monday to Friday (excluding UK public holidays).

Hard copies of the Supplementary Prospectus, the Combined Prospectus and Offer Document and a Czech translation of the summary of the Combined Prospectus and Offer Document may be requested also from the Czech Receiving Agents, i.e. the companies Česká spořitelna, a.s., Patria Finance, a.s., and Wood & Company Financial Services, a.s., during their normal business hours.

Hard copies of the Supplementary Prospectus and the Combined Prospectus and Offer Document may be requested also from the Polish Offering Agent, ING Securities S.A., during their normal business hours.

A copy of the Supplementary Prospectus is also available for inspection during normal business hours at the offices of Linklaters LLP, One Silk Street, London EC2Y 8HQ, up to and including the end of the Offer.

A copy of the Supplementary Prospectus will be submitted to the National Storage Mechanism and will be available for inspection at: www.Hemscott.com/nsm.do

This announcement does not constitute or form part of any offer or invitation to purchase, otherwise acquire, issue, subscribe for, sell or otherwise dispose of any securities, nor any solicitation of any offer to purchase, otherwise acquire, issue, subscribe for, sell or otherwise dispose of, any securities.

The securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States unless they are registered with the U.S. Securities and Exchange Commission or an exemption from the registration requirements of the Securities Act is available.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

This announcement is for informational purposes only and will under no circumstances constitute the basis for a decision to invest in the shares of New World Resources N.V. and/or New World Resources Plc. The Combined Prospectus and Offer Document prepared in connection with the public offering and admission and introduction of NWR Plc’s securities to trading on the London Stock Exchange, Prague Stock Exchange and Warsaw Stock Exchange, together with the Polish translation of the summary of the Combined Prospectus and Offer Document and the Supplementary Prospectus, are the only legally binding document containing information on New World Resources N.V and New World Resources Plc and the offering in Poland. For the purposes of the offering in Poland and admission and introduction of New World Resources Plc’s securities to trading on the Warsaw Stock Exchange, New World Resources Plc has made the Combined Prospectus and Offer Document, together with the Polish translation of the summary thereof, and the Supplementary Prospectus, available on the NWR Group’s website (www.newworldresources.eu) and on the website of the Polish Offering Agent - ING Securities S.A. (www.ingsecurities.pl).